Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Third Quarter Fiscal 2012 Results

ST. LOUIS--(BUSINESS WIRE)--October 25, 2012--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the third quarter and first nine months ended September 29, 2012.

Third Quarter Fiscal 2012 Highlights:

  Consolidated net retail sales of $84.3 million represented an 11.9% decrease compared to $95.4 million in 2011, excluding the impact of foreign exchange;
  Consolidated comparable store sales decreased 11.1% which included an 11.8% decrease in North America and a 7.9% decrease in Europe;
  Achieved cost savings of $1.0 million; on track to achieve approximately $7.0 million of savings in fiscal 2012; and
  Net loss was $4.3 million, or $0.26 per share compared to net income of $0.9 million, or $0.05 per diluted share in the fiscal 2011 third quarter. Net loss in 2012 was negatively impacted by (i) $0.14 per share related to changes in the effective tax rate; and (ii) $0.02 per share resulting from a change in share count due to repurchases that were made in the fourth quarter of 2011.

Maxine Clark, Build-A-Bear Workshop’s Chief Executive Bear commented, “Clearly we are disappointed with the quarter’s results. We were up against a difficult comparison from last year when product tied to the theatrical release of the Smurfs led to incremental traffic and transaction growth throughout the quarter. However, we made progress on our key strategies which build on the foundation for our future.

“Sales in our new store design have exceeded our expectations, and this success allows us to add elements or in some cases fully remodel our most productive stores. At the same time, we expect to improve our profitability by closing an additional 50 to 60 underperforming locations over the next two years to reach our optimal count of 225 to 250 stores. We recently launched our brand building TV advertising which will reinforce our store experience, and we expect the classic theme of our holiday merchandise to lead to a solid performance in the fourth quarter,” Ms. Clark concluded.

Additional Fiscal 2012 Third-Quarter Details (13 weeks ended September 29, 2012):

  Total revenues were $86.0 million, compared to $97.4 million in the fiscal 2011 third quarter, a decrease of 12.0%, excluding the impact of foreign exchange.
  Consolidated e-commerce sales declined 7.6%, excluding the impact of foreign exchange compared to an increase of 20.3% in the fiscal 2011 third quarter.
  Pre-tax loss of $4.5 million compares to a pre-tax income of $1.9 million in the fiscal 2011 third quarter.
  Tax benefit was $0.2 million at an effective rate of 4.5% compared to a tax expense of $1.0 million at an effective rate of 54.2% in the 2011 third quarter.

Fiscal 2012 First Nine-Months (39 weeks ended September 29, 2012):

  Total revenues were $262.8 million, compared to $275.2 million in the first nine months of fiscal 2011, a decrease of 4.5%, excluding the impact of foreign exchange.
  Consolidated net retail sales were $258.5 million compared to $269.9 million in the first nine months of fiscal 2011, a decrease of 4.2%, excluding the impact of foreign exchange.
  Consolidated comparable store sales decreased 4.0%, including a 3.4% decrease in North America and a 6.7% decrease in Europe.
  Consolidated e-commerce sales rose 2.6%, excluding the impact of foreign exchange which comes on top of an increase of 12.8% in the first nine months of fiscal 2011.
  Pre-tax loss was $13.9 million compared to a pre-tax loss of $12.5 million in the first nine months of fiscal 2011.
  Tax benefit was $1.1 million at an effective rate of 7.7%, compared to a tax benefit of $4.4 million at an effective rate of 35.2% for the first nine months of fiscal 2011.
  Net loss was $12.8 million, or $0.79 per share compared to net loss of $8.1 million, or $0.45 per share in the first nine months of fiscal 2011. Net loss in 2012 was negatively impacted by (i) $0.24 per share related to changes in the effective tax rate; and (ii) $0.07 per share resulting from a change in share count due to repurchases that were made in the fourth quarter of 2011. Last year’s net loss was negatively impacted by $0.11 per share related to the Company’s consulting project.

Balance Sheet

The Company ended the 2012 third quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of September 29, 2012, cash and cash equivalents totaled $22.1 million, the majority of which was domiciled outside of the U.S. Total inventory at quarter end was $54.9 million. Inventory per square foot was flat with the prior year period.

Stores

The Company expects capital expenditures to be approximately $18 million in fiscal 2012 to support the update and repositioning of stores as well as investment in infrastructure. In fiscal 2012, the Company will close nine stores, including certain non-traditional locations, and remodel 14 stores, including five stores in its new design. The Company will open five new stores across geographies including one store in its new design. Depreciation and amortization is expected to be approximately $21 million.

The Company currently plans to close an additional 50 to 60 stores in fiscal 2013 and 2014 to reach its optimal store count of 225 to 250 stores. These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets.

During the quarter, the Company closed three stores across geographies. At quarter end, the Company operated 283 traditional stores and ten non-traditional stores in North America and 58 traditional stores in Europe. (See Company-Owned Store Activity Schedule.) The Company’s international franchisees opened three stores, net of closures, ending the quarter with 87 stores in 14 countries.

Accomplishments Toward 2012 Objectives:

  Introduce a new store design – The Company opened the first three newly imagined stores with sales that exceeded expectations and is on track to have six stores opened by the end of fiscal 2012. These new stores elevate the experience of making a stuffed animal and position the Company to achieve higher sales.
  Improve store productivity and profitability – In the 2012 fiscal year, the Company will close nine stores, transferring a portion of the sales to other stores in the market and will reduce the square footage of 11 other stores by remodeling and moving them to smaller locations within the same malls.
  Increase shopping frequency – The Company reintroduced brand building TV advertising beginning in mid-October to drive customer traffic, further engage existing guests and attract new guests to its stores.
  Reinforce Build-A-Bear Workshop as a top destination for gifts – The Company will capitalize on its brand advertising to remind Guests about the gift of experience and has expanded third-party outlets for gift cards during the peak gifting season in the fourth quarter.

  Increase the Company’s global presence – In the 2012 fiscal year, the Company has opened two stores in the UK and anticipates the opening of 14 international franchise locations, net of closures.
  Improve cost efficiencies – The Company is on track to achieve cost savings of approximately $7 million in fiscal 2012, a portion of which has offset expected product cost increases and will support sales-driving marketing initiatives in the fourth quarter.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on November 1, 2012. The telephone replay is available by calling (858) 384-5517. The access code is 401557.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fourth year in a row in 2012. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $394.4 million in fiscal 2011. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and the following: general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to effectively operate or manage the overall portfolio of our company-owned stores; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; poor global economic conditions could have a material adverse effect on our liquidity and capital resources; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	September 29,	% of Total	October 1,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$84,263	98.0	$95,378	97.9
Commercial revenue	908	1.1	1,160	1.2
Franchise fees	800	0.9	872	0.9
Total revenues	85,971	100.0	97,410	100.0
Costs and expenses:
Cost of merchandise sold	53,887	63.3	57,572	59.6
Selling, general and administrative	36,573	42.5	38,013	39.0
Interest expense (income), net	(36)	(0.0)	(40)	(0.0)
Total costs and expenses	90,424	105.2	95,545	98.1
Income (loss) before income taxes	(4,453)	(5.2)	1,865	1.9
Income tax expense (benefit)	(201)	(0.2)	1,011	1.0
Net income (loss)	$(4,252)	(4.9)	$854	0.9

Earnings (loss) per common share:
Basic	$(0.26)		$0.05
Diluted	$(0.26)		$0.05
Shares used in computing common per share amounts:
Basic	16,473,114		17,378,486
Diluted	16,473,114		17,396,144

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	September 29,	% of Total	October 1,	% of Total
	2012	Revenues (1)	2011	Revenues (1)
Revenues:
Net retail sales	$258,452	98.4	$269,929	98.1
Commercial revenue	1,989	0.8	3,002	1.1
Franchise fees	2,313	0.9	2,312	0.8
Total revenues	262,754	100.0	275,243	100.0
Costs and expenses:
Cost of merchandise sold	163,057	62.6	167,723	61.5
Selling, general and administrative	113,774	43.3	120,011	43.6
Interest expense (income), net	(185)	(0.1)	(41)	(0.0)
Total costs and expenses	276,646	105.3	287,693	104.5
Loss before income taxes	(13,892)	(5.3)	(12,450)	(4.5)
Income tax benefit	(1,072)	(0.4)	(4,377)	(1.6)
Net loss	$(12,820)	(4.9)	$(8,073)	(2.9)

Loss per common share:
Basic	$(0.79)		$(0.45)
Diluted	$(0.79)		$(0.45)
Shares used in computing common per share amounts:
Basic	16,323,630		17,781,943
Diluted	16,323,630		17,781,943

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	September 29,	December 31,	October 1,
	2012	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$22,145	$46,367	$25,106
Inventories	54,885	51,860	56,258
Receivables	4,721	7,878	4,889
Prepaid expenses and other current assets	13,569	17,854	20,646
Deferred tax assets	487	419	7,624
Total current assets	95,807	124,378	114,523

Property and equipment, net	73,754	77,445	78,965
Goodwill	33,876	32,306	32,614
Other intangible assets, net	510	655	836
Other assets, net	7,218	6,787	15,625
Total Assets	$211,165	$241,571	$242,563

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,151	$41,032	$38,544
Accrued expenses	5,981	12,128	6,039
Gift cards and customer deposits	21,180	28,323	21,670
Deferred revenue	5,455	5,285	6,803
Total current liabilities	67,767	86,768	73,056

Deferred franchise revenue	1,238	1,436	1,504
Deferred rent	20,955	23,867	25,139
Other liabilities	257	257	366

Stockholders' equity:
Common stock, par value $0.01 per share	174	174	182
Additional paid-in capital	66,782	65,402	68,999
Accumulated other comprehensive loss	(7,020)	(10,165)	(9,506)
Retained earnings	61,012	73,832	82,823
Total stockholders' equity	120,948	129,243	142,498
Total Liabilities and Stockholders' Equity	$211,165	$241,571	$242,563

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	39 Weeks	39 Weeks
		Ended	Ended	Ended	Ended
		September 29,	October 1,	September 29,	October 1,
		2012	2011	2012	2011

Other financial data:
	Retail gross margin ($) (1)	$30,771	$38,381	$96,448	$103,732
	Retail gross margin (%) (1)	36.5%	40.2%	37.3%	38.4%
	E-commerce sales	$2,256	$2,452	$7,572	$7,416
	Capital expenditures, net (2)	$5,103	$3,759	$13,407	$9,896
	Depreciation and amortization	$5,196	$5,884	$15,832	$18,614

Store data (3):
	Number of company-owned stores at end of period
	North America - Traditional			283	287
	North America - Non-traditional			10	12
	Total North America			293	299
	Europe			58	56
	Total stores			351	355

	Number of franchised stores at end of period			87	76

	Company-owned store square footage at end of period
	North America - Traditional			808,925	831,531
	North America - Non-traditional			14,160	21,046
	Total North America			823,085	852,577
	Europe (4)			83,631	81,661
	Total square footage			906,716	934,238

	Comparable store sales change (%) (5)
	North America	(11.8)%	0.7%	(3.4)%	(1.1)%
	Europe	(7.9)%	3.0%	(6.7)%	0.0%
	Consolidated	(11.1)%	1.1%	(4.0)%	(0.9)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)

North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland. Non-traditional stores include ballpark, zoo, hospital, airport and temporary locations. Excludes our webstores.

(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	2012

	Thirty-nine Weeks Ended September 29, 2012				Fifty-two Weeks Ended December 29, 2012 - Projected
	December 31,			September 29,	December 31,			December 29,
	2011	Opened	Closed	2012	2011	Opened	Closed	2012
North America
Traditional	287	1	(5)	283	287	2	(6)	283
Non-traditional	11	1	(2)	10	11	1	(3)	9
	298	2	(7)	293	298	3	(9)	292

Europe	58	-	-	58	58	2	-	60
Total	356	2	(7)	351	356	5	(9)	352

	2011
	Thirty-nine Weeks Ended October 1, 2011				Fifty-two Weeks Ended December 31, 2011
	January 1,			October 1,	January 1,			December 31,
	2011	Opened	Closed	2011	2011	Opened	Closed	2011
North America
Traditional	290	-	(3)	287	290	2	(5)	287
Non-traditional	15	1	(4)	12	15	2	(6)	11
	305	1	(7)	299	305	4	(11)	298

Europe	54	3	(1)	56	54	5	(1)	58
Total	359	4	(8)	355	359	9	(12)	356

Our long term store real estate goal is to bring our stores back to best in class productivity and profitability. Today we believe that the optimal number of Build-A-Bear Workshop stores in North America is between 225 to 250 and approximately 70 in the United Kingdom and Ireland for a total of 295 to 320 stores. We expect to reach this level within the next two years with the closure of 50 to 60 stores.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293